EXHIBIT 23.1
Consent Of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in this Registration Statement on Form S-3ASR and related Prospectus of First Busey Corporation of our reports dated February 26, 2026, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of First Busey Corporation, appearing in the Annual Report on Form 10-K of First Busey Corporation for the year ended December 31, 2025.
We also consent to the reference to our firm under the heading "Experts" in such Prospectus.
/s/RSM US LLP
RSM US LLP
Des Moines, Iowa
September 16, 2026